SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13D-2(B)
(Amendment No. 4)
Rural Cellular Corporation

(Name of Issuer)
Class A Common Stock, par value $.01 per share

(Title of Class of Securities)
781904107

(CUSIP Number)
December 31, 2001

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)

[X]	Rule 13d-1(c)

[ ]	Rule 13d-1(d)

CUSIP NO.       781904107                              Page   2   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The  Trustees of the TDS Voting Trust under  Agreement  dated June 30,
          1989

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]
                                                            (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 543,799
            NUMBER OF                        shares of Class A Common Stock
             SHARES                          (which have one vote per share),
          BENEFICIALLY                       26,657 shares of Class B Common
            OWNED BY                         Stock (which have ten votes per
              EACH                           share), 2,176.875 shares of Series
            REPORTING                        A Class T Convertible Preferred
             PERSON                          Stock (which have 0 votes per
              WITH                           share) and 5,363.214 shares of
                                             Series B Class T Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  5.1%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).1 In addition, the reporting  person  beneficially  owns 100% of the Series A Class T
          Convertible  Preferred  Stock  and  100%  of  the  Series  B  Class  T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series A Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B
          Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common  Stock at some time in the future  subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------

--------
1         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   3   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Telephone and Data Systems, Inc.
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 543,799
                                             shares of Class A Common Stock
            NUMBER OF                        (which have one vote per share),
             SHARES                          26,657 shares of Class B Common
          BENEFICIALLY                       Stock (which have ten votes per
            OWNED BY                         share), 2,176.875 shares of Series
              EACH                           A Class T Convertible Preferred
            REPORTING                        Stock (which have 0 votes per
             PERSON                          share) and 5,363.214 shares of
              WITH                           Series B Class T Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person beneficially owns 5.1 of the Class A Common Stock (assuming conversion of its  shares  of the  Class  B  Common  Stock).2  In  addition,  the reporting  person  beneficially  owns  100%  of the  Series  A Class T
          Convertible  Preferred  Stock  and  100%  of  the  Series  B  Class  T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series A Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B
          Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common  Stock at some time in the future  subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
2         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   4   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          United States Cellular Corporation
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 296,705
            NUMBER OF                        shares of Class A Common Stock
             SHARES                          (which have one vote per share),
          BENEFICIALLY                       8,885 shares of Class B Common
            OWNED BY                         Stock (which have ten votes per
              EACH                           share), 2,176.875 shares of Series
            REPORTING                        A Class T Convertible Preferred
             PERSON                          Stock (which have 0 votes per
              WITH                           share) and 1,128.533 shares of
                                             Series B Class T Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  2.7%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).3 In addition, the reporting  person  beneficially  owns 100% of the Series A Class T
          Convertible  Preferred  Stock  and  21.0%  of the  Series  B  Class  T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series A Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B
          Class T Convertible  Preferred Stock is convertible to  19.75308641975 shares of Class B Common  Stock at some time in the future  subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
3         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   5   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          United States Cellular Investment Company
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 296,705
                                             shares of Class A Common Stock
            NUMBER OF                        (which have one vote per share),
             SHARES                          8,885 shares of Class B Common
          BENEFICIALLY                       Stock (which have ten votes per
            OWNED BY                         share), 2,176.875 shares of Series
              EACH                           A Class T Convertible Preferred
            REPORTING                        Stock (which have 0 votes per
             PERSON                          share) and 1,128.533 shares of
              WITH                           Series B Class T Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  2.7%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).4 In addition, the reporting  person  beneficially  owns 100% of the Series A Class T
          Convertible  Preferred  Stock  and  21.0%  of the  Series  B  Class  T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series A Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B
          Class T Convertible  Preferred Stock is convertible to  19.75308641975 shares of Class B Common  Stock at some time in the future  subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
4         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   6   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          USCCI Corporation
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 296,705
                                             shares of Class A Common Stock
            NUMBER OF                        (which have
             SHARES                          one vote per share), 8,885 shares
          BENEFICIALLY                       of Class B Common Stock (which have
            OWNED BY                         ten votes per share), 2,176.875
              EACH                           shares of Series A Class T
            REPORTING                        Convertible Preferred Stock (which
             PERSON                          have 0 votes per share) and
              WITH                           1,128.533 shares of Series B Class
                                             T Convertible Preferred Stock
                                             (which have 0 votes per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  2.7%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).5 In addition, the reporting  person  beneficially  owns 100% of the Series A Class T
          Convertible  Preferred  Stock  and  21.0%  of the  Series  B  Class  T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series A Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B
          Class T Convertible  Preferred Stock is convertible to  19.75308641975 shares of Class B Common  Stock at some time in the future  subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
5         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   7   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TDS Telecommunications Corporation
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 247,094
            NUMBER OF                        shares of Class A Common Stock
             SHARES                          (which have one vote per share),
          BENEFICIALLY                       17,772 shares of Class B Common
            OWNED BY                         Stock (which have ten votes per
              EACH                           share) and 4,234.681 shares of
            REPORTING                        Series B Class T Convertible
             PERSON                          Preferred Stock (which have 0 votes
              WITH                           per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  2.4%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).6 In addition, the reporting person  beneficially  owns 79.0% of the Series B Class T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series B Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
6         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   8   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Arvig Cellular, Inc.
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [X]
                                                                     (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      6      SHARED VOTING POWER - 170,348 of
            NUMBER OF                        Class A Common Stock (which have
             SHARES                          one vote per share), 8,887 shares
          BENEFICIALLY                       of Class B Common Stock (which have
            OWNED BY                         ten votes per share) and 3,106.148
              EACH                           shares of Series B Class T
            REPORTING                        Convertible Preferred Stock (which
             PERSON                          have 0 votes per share).
              WITH                   ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  1.6%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).7 In addition, the reporting person  beneficially  owns 57.9% of the Series B Class T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series B Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
7         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page   9   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Arvig Telephone Company
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

            NUMBER OF                        Not Applicable
             SHARES                  ------- -----------------------------------
          BENEFICIALLY                6      SHARED VOTING POWER - 2,000 shares
            OWNED BY                         of Class A Common Stock (which have
              EACH                           one vote per share).
            REPORTING                ------- -----------------------------------
             PERSON                   7      SOLE DISPOSITIVE POWER
              WITH
                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person beneficially owns 0.018% of the Class A Common Stock of the Issuer.8
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
8         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page  10   of   14  Pages
          ----------------------                            -----    -----
--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Mid-State Telephone Company
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY
--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             Not Applicable
                                     ------- -----------------------------------
            NUMBER OF                 6      SHARED VOTING POWER - 74,746 shares
             SHARES                          of Class A Common Stock (which have
          BENEFICIALLY                       one vote per share), 8,885 shares
            OWNED BY                         of Class B Common Stock (which have
              EACH                           ten votes per share) and 1,128.533
            REPORTING                        shares of Series B Class T
             PERSON                          Convertible Preferred Stock (which
              WITH                           have 0 votes per share).
                                     ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Same as 6
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (9) - Reporting  person
          beneficially   owns  0.7%  of  the  Class  A  Common  Stock  (assuming
          conversion  of its shares of the Class B Common  Stock).9 In addition, the reporting person  beneficially  owns 21.0% of the Series B Class T
          Convertible  Preferred  Stock of the Issuer.  Class B Common  Stock is
          convertible at any time into Class A Common Stock on a share-for-share basis.  Each share of Series B Class T Convertible  Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------
9         Based on 11,157,542  shares of Class A Common Stock and 727,416 shares of Class B Common Stock issued and  outstanding  on November 1, 2001 as reported by Rural  Cellular  Corporation  on its Form 10-Q filed with the  Securities and
Exchange  Commission  on November  13, 2001;  and based on  2,176.875  shares of
Series A Class T Convertible  Preferred  Stock and 5,363.214  shares of Series B
Class T  Convertible  Preferred  Stock issued on March 31, 2000  pursuant to the
Certificate  of  Designation   of  Voting  Power,   Preferences   and  Relative,
Participating, Optional and Other Special Rights and Qualifications, Limitations
and  Restrictions  of Class T  Convertible  Preferred  Stock  of Rural  Cellular
Corporation dated as of March 31, 2000.

CUSIP NO.       781904107                              Page  11   of   14  Pages
          ----------------------                            -----    -----

Item 1(a).        Name of Issuer:

                  Rural Cellular Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  P. O. Box 2000
                  3905 Dakota Street SW
                  Alexandria, Minnesota  56308

Item 2(a).        Name of Person Filing:

                  The  Trustees of the Voting Trust under  Agreement  dated June
                  30, 1989 ("The Voting  Trust")10,  Telephone and Data Systems,
                  Inc.  ("TDS"),  United States Cellular  Corporation  ("USCC"),
                  United  States  Cellular  Investment  Company  ("USCIC"),  TDS
                  Telecommunications    Corporation   ("TDS   Telecom"),   USCCI
                  Corporation    ("USCCI"),    Mid-State    Telephone    Company
                  ("Mid-State"), Arvig Telephone Company ("Arvig Telephone") and
                  Arvig  Cellular,  Inc.  ("Arvig  Cellular"),  are filing  this
                  Amendment  No. 4 to Schedule 13G  concerning  their direct and indirect  beneficial  ownership  of the Class A Common  Stock,
                  Class B Common Stock,  Series A Class T Convertible  Preferred
                  Stock and Series B Class T Convertible  Preferred Stock of the
                  Issuer.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o Telephone and Data Systems, Inc.
                  30 North LaSalle Street
                  Suite 4000
                  Chicago, Illinois 60602

Item 2(c).        Citizenship:

                  See cover page, Item 4 for each reporting person.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, $0.01 par value 11

Item 2(e).        CUSIP Number:

                  781904107

Item 3.           If this  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a :

                  Not applicable

Item 4.           Ownership

                  (a)      Amount Beneficially Owned as of December 31, 2001:
--------
10        The Trustees of the Voting Trust pursuant to Agreement  dated June 30,
1989, as amended:  LeRoy T. Carlson,  Jr.,  Walter C. D. Carlson,  Letitia G. C.
Carlson and Prudence E. Carlson.

11        In  addition,  this  filing  reports  ownership  of the Class B Common
Stock,  par value $0.01 per share,  of the Issuer,  which is  convertible at the option of the holder into Class A Common Stock on a  share-for-share  basis, the
Series A Class T Convertible Preferred Stock of the Issuer, which is convertible into  19.75308641975  shares of Class A Common  Stock at some time in the future subject to  specified  events,  and the Series B Class T  Convertible  Preferred
Stock of the Issuer, which is convertible into 19.75308641975  shares of Class B
Common Stock at some time in the future subject to specified events.

CUSIP NO.       781904107                              Page  12   of   14  Pages
          ----------------------                            -----    -----

                           See cover page, Item 9 for each reporting person.

                  (b)      Percent of Class:

                           See cover page, Item 11 for each reporting person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    Not Applicable

                           (ii)     Shared power to vote or to direct the vote:

                                    See cover page, Item 6 for each reporting
                                    person.

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:

                                    Not Applicable

                           (iv)     Shared power to dispose or to direct the
                                    disposition of:

                                    See cover page, Item 8 for each reporting
                                    person.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.           Identification and Classification of the Subsidiary which
                  Acquired the Security Being Reported on By the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  (i)      Identification:

                           The Trustees of the Voting Trust under Agreement
                             dated June 30, 1989
                           Telephone and Data Systems, Inc.
                           United States Cellular Corporation
                           United States Cellular Investment Company
                           TDS Telecommunications Corporation
                           Arvig Cellular, Inc.
                           Arvig Telephone Company
                           Mid-State Telephone Company
                           USCCI Corporation

                  (ii)     Classification:

                           None of the members of the group is a person identified
                           under Item 3 of Schedule 13G.  This statement is being
                           filed pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

CUSIP NO.       781904107                              Page  13   of   14  Pages
          ----------------------                            -----    -----

Item 10.          Certification.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the  purpose  of or with  the  effect  of changing  or  influencing  the  control  of the  issuer of the
                  securities   and  were  not  acquired  and  are  not  held  in
                  connection with or as a participant in any transaction  having that purpose or effect.

                             JOINT FILING AGREEMENT

                  The  undersigned  hereby agree and  consent,  pursuant to Rule
13d-1(f)(1),  to the joint  filing of all  Schedules  13D and/or  Schedules  13G
(including any amendments thereto) on behalf of such parties with respect to the
Issuer.

                                   SIGNATURES

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Date: January 22,  2002     THE TRUSTEES OF THE TDS VOTING TRUST UNDER AGREEMENT
                            DATED JUNE 30, 1989

                            /s/ Walter C.D. Carlson*
                            Walter C. D. Carlson

                            /s/ Letitia G.C. Carlson*
                            Letitia G. C. Carlson

                            /s/ Prudence E. Carlson*
                            Prudence E. Carlson

                            /s/ LeRoy T. Carlson, Jr.
                            LeRoy T. Carlson, Jr.

                            *By:/s/ LeRoy T. Carlson, Jr.
                                LeRoy T. Carlson, Jr.
                                Attorney-in-Fact for above Trustees*

                            *Pursuant to Joint Filing Agreement and Power of
                            Attorney which has been separately filed with the
                            Securities and Exchange Commission and is
                            incorporated by reference herein.

                            TELEPHONE AND DATA SYSTEMS, INC.

                            By:/s/ LeRoy T. Carlson, Jr.
                               LeRoy T. Carlson, Jr.
                               President

            Signature Page 1 of 2 to Amendment No. 4 to Schedule 13G
   relating to the indirect beneficial ownership of Rural Cellular Corporation by Telephone and Data Systems, Inc.

CUSIP NO.       781904107                              Page  14   of   14  Pages
          ----------------------                            -----    -----

                                    UNITED STATES CELLULAR CORPORATION

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Chairman

                                    UNITED STATES CELLULAR INVESTMENT COMPANY

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Chairman

                                    USCCI CORPORATION

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Chairman

                                    TDS TELECOMMUNICATIONS CORPORATION

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Chairman

                                    ARVIG CELLULAR, INC.

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Authorized Representative

                                    ARVIG TELEPHONE COMPANY

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Authorized Representative

                                    MID-STATE TELEPHONE COMPANY

                                    By:/s/ LeRoy T. Carlson, Jr.
                                       LeRoy T. Carlson, Jr.
                                       Authorized Representative

            Signature Page 2 of 2 to Amendment No. 4 to Schedule 13G
   relating to the indirect beneficial ownership of Rural Cellular Corporation by Telephone and Data Systems, Inc.